CONTRACTOR ENGAGEMENT AGREEMENT

     This CONTRACTOR AGREEMENT (the “Agreement”) dated September 1, 2008 by and between Tao Minerals Ltd., a Nevada corporation (the “Company”), and Julio De Leon, an individual (the “Contractor”).

     The Company desires to employ the Contractor, and the Contractor wishes to accept such assignment with the Company, upon the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

     1. Services. The Company hereby agrees to engage Contractor, and Contractor hereby accepts such engagement and agrees to perform Contractor’s duties and responsibilities in accordance with the terms and conditions hereinafter set forth.

          1.1 Duties and Responsibilities. Contractor shall serve as Chief Financial Officer of the Company. During the Term (as defined below), Contractor shall perform all duties and accept all responsibilities incident to such positions and other appropriate duties as may be assigned to Contractor by the Company’s Board of Directors from time to time. The Company shall retain full direction and control of the manner, means and methods by which Contractor performs the services for which he is employed hereunder and of the place or places at which such services shall be rendered.

          1.2 Engagement Term. The term of this Agreement shall commence as of September 1, 2008 (the “Effective Date”) and shall continue for thirty-six (36) months, unless earlier terminated in accordance with Section 4 hereof. The term of Contractor’s engagement shall be automatically renewed for successive one (1) year periods until the Contractor or the Company delivers to the other party a written notice of their intent not to renew the Engagement Term, such written notice to be delivered at least sixty (60) days prior to the expiration of the then-effective contract Term. Upon termination by the Company, Contractor is entitled to termination payments pursuant to Section 4 hereof. The period commencing as of the Effective Date and ending thirty-six (36) months thereafter or such later date to which the term of Contractor’s engagement under the Agreement shall have been extended by mutual written Agreement is referred to herein as the “Engagement Term.”

          1.3 Extent of Service. During the Engagement Term, Contractor agrees to use Contractor’s best efforts to carry out the duties and responsibilities under Section 1.1 hereof and shall devote such time Contractor deems is reasonably necessary to perform his duties hereunder. To that end, the Company acknowledges and agrees that Contractor may dedicate some of his business time to other ventures that do not compete directly with the business of the Company as defined in Section 3.1 hereunder and that doing so shall not be a violation of Contractor’s obligations under this Agreement.

          1.4 Base Salary. The Company shall pay Contractor a base compensation (the “Base Compensation”) at the annual rate of $108,000 (U.S.), payable at such times as the Company customarily pays its other senior level Contractors (but in any event no less often than monthly).

          1.5 Incentive Compensation. Contractor shall be eligible to earn a cash bonus of up to $120,000 for each twelve-month period during the Engagement Term based on meeting performance objectives and bonus criteria to be mutually approved by Contractor and the Board of Directors including but not limited to the achievement of (i) successful private placement(s); (ii) debt management; (iii) expansion of facilities; or (iv) objective personnel improvement.

          1.6 Preferred Stock.

               (a) The Company shall issue 300,000 shares of preferred “A” Stock, par value $.001 per share, (the “Preferred Shares”) to Contractor. Each certificate representing the Preferred Shares shall bear appropriate transfer restriction legends as required by the Securities Act of 1933, as amended, and other applicable laws.

               (b) Right of First Refusal. The Company shall have the right, for a period of thirty (30) days following notice from the Contractor, to repurchase all of the Preferred Shares granted to Contractor under this Section 1.6 on the following conditions:

(i) Contractor shall send to the Company notice of his intent to sell the Preferred Shares (“Contractor Notice”) which Contractor Notice shall include the name of the purchaser and purchase price (“Purchase Price”);

(ii) The Company shall send to Contractor a notice indicating their intention to repurchase or not repurchase the Preferred Shares within thirty (30) days following the date of the Contractor Notice;

(iii) If the Company wishes to repurchase the Preferred Shares, the Company shall repurchase the Preferred Shares for the Purchase Price within thirty (30) days following the date of the Contractor Notice.

The obligations created under this Section 1.6(b) shall survive termination of this Agreement.

          1.7 Options. During 2008, the Board of Directors shall create a Stock Option Plan and will make an initial grant of options from such Stock Option Plan:

               (a) an incentive ten (10) year option to purchase up to 33,333,333 of the Company’s Common Shares at an exercise price equal to the fair market value of the Company’s common stock at the lowest price traded ($.005) as of August 25, which shall vest in three equal amounts of 11,111,111 on each Anniversary of this Agreement, assuming the Contractor is employed by the Company on such vesting dates; and

               (b) The option agreement will contain a provision that in the event there is a Change in Control of the Company (as defined herein) while the Contractor is an employee of the Company and the Contractor’s Engagement by the Company thereafter is terminated by the Company or by the Contractor within two (2) years after the date of the Change in Control, all unvested stock options shall immediately and irrevocably vest and the exercise period of such options shall be automatically extended to the later of the longest period permitted by the Company’s stock option plans or ten (10) years following the date of termination.

For purposes of the option agreement, a “Change in Control” shall be deemed to have occurred if there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s Common Stock immediately prior to the merger have substantially the same proportionate ownership of common stock of the surviving corporation immediately after the merger, (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; or (C) the stockholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company.

          1.8 Other Benefits. During the Engagement Term, Contractor shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level Contractors as a group or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, medical, dental, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection and travel accident insurance. Contractor shall be provided office space and staff assistance appropriate for Contractor’s position and adequate for the performance of his duties.

          1.9 Miscellaneous. Contractor shall be provided with reimbursement of expenses related to Contractor’s Engagement by the Company. Contractor shall be entitled to vacation and holidays in accordance with the Company’s normal personnel policies for senior level Contractors.

     2. Confidential Information. Contractor recognizes and acknowledges that by reason of Contractor’s Engagement by and service to the Company before, during and, if applicable, after the Engagement Term, Contractor will have access to certain confidential and proprietary information relating to the Company’s business, which may include, but is not limited to, trade secrets, trade “know-how,” product development techniques and plans, customer lists and addresses, cost and pricing information, strategy and programs, computer programs and software and financial information (collectively referred to as “Confidential Information”). Contractor acknowledges that such Confidential Information is a valuable and unique asset of the Company. Contractor covenants that he will not, unless expressly authorized in writing by the Board of Directors, at any time during the course of Contractor’s Engagement use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation except in connection with the performance of Contractor’s duties for the Company and in a manner consistent with the Company’s policies regarding Confidential Information.

Contractor also covenants that at any time after the termination of such Engagement, directly or indirectly, he will not use any Confidential Information or divulge or disclose any Confidential Information to any person, firm or corporation, unless such information is in the public domain through no fault of Contractor or except when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Contractor to divulge, disclose or make accessible such information.

All written Confidential Information (including, without limitation, in any computer or other electronic format) which comes into Contractor’s possession during the course of Contractor’s Engagement shall remain the property of the Company. Upon termination of Contractor’s Engagement, the Contractor agrees to return immediately to the Company all written Confidential Information (including, without limitation, in any computer or other electronic format) in Contractor’s possession.

     3. Non-Competition; Non-Solicitation.

          3.1 Non-Compete. The Contractor hereby covenants and agrees that during the term of this Agreement, the Contractor will not, without the prior written consent of the Company, directly or indirectly, on his own behalf or in the service or on behalf of others, whether or not for compensation, engage in any business activity, or have any interest in any person, firm, corporation or business, through a subsidiary or parent entity or other entity (whether as a shareholder, agent, joint venturer, security holder, trustee, partner, consultant, creditor lending credit or money for the purpose of establishing or operating any such business, partner or otherwise) with any Competing Business in the Covered Area. For the purpose of this Agreement, (i) “Competing Business” means the exploration, development, and production of mineral resources utilizing “Hard Rock Mining” methods and techniques and (ii) “Covered Area” means all geographical areas of t South America, and other foreign jurisdictions where Company then has offices and/or sells its products directly or indirectly through distributors and/or other sales agents. Notwithstanding the foregoing, the Contractor may own shares of companies whose securities are publicly trades, so long as such securities do not constitute more than five percent (5%) of the outstanding securities of any such company.

          3.2 Non-Solicitation. The Contractor hereby covenants and agrees that during the term of this Agreement, the Contractor will not divert any business of the Company or any customers or suppliers of the Company and/or the Company’s business to any other person, entity or competitor, or induce or attempt to induce, directly or indirectly, any person to leave his or her Engagement with the Company.

          3.3 Remedies. The Contractor acknowledges and agrees that his obligations provided herein are necessary and reasonable in order to protect the Company and their respective business and the Contractor expressly agrees that monetary damages would be inadequate to compensate the Company for any breach by the Contractor of his covenants and agreements set forth herein. Accordingly, the Contractor agrees and acknowledges that any such violation or threatened violation of this Section 3 will cause irreparable injury to the Company and that, in addition to any other remedies that may be available, in law, in equity or otherwise, the Company shall be entitled to obtain injunctive relief against he threatened breach of this Section 3 or the continuation of any such breach by the Contractor without the necessity of proving actual damages.

     4. Termination.

          4.1 By Company.

                    (a) The Company may terminate Contractor's Engagement prior to the expiration of the Term (“Termination”). If such termination by the Company is for any reason other than a Termination for Cause (as defined in Section 4.1(b) hereof), or Contractor’s death or disability, then:

(i) all unvested options, warrants and other equity grants shall vest immediately,

(ii) Contractor will be entitled to receive no later than the last day of Contractor’s Engagement severance payments equal to an amount equal to two (2) times the highest cash compensation (salary plus bonus) paid to Contractor during any twelve (12) month period prior to the termination and

(iii) Contractor shall be entitled to a continuation of health and other medical benefits and coverage at the cost and expense of the Company for a period of not less than eighteen (18) months, in consideration for all of which the parties hereto shall exchange mutual releases of claims.

               (b) For purposes of this Agreement, the term "Termination for Cause" means, a termination by reason of any of the following:

(i) Contractor’s conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

(ii) Contractor is engaging or has engaged in material fraud, material dishonesty, or other acts of willful and continued misconduct in connection with the business affairs of the Company;

provided, however, that (x) no conduct by Contractor shall be deemed willful for purposes of this Section 4.1 if Contractor believed in good faith that such conduct was in or not opposed to the best interests of the Company, and (y) Cause shall in no event be deemed to exist with respect to clause (ii) above, unless Contractor shall have first received written notice from the Board of Directors advising Contractor of the specific acts or omissions alleged to constitute misconduct, and such misconduct continues after Contractor shall have had a reasonable opportunity (which shall be defined as a period of time consisting of at least fifteen (15) days from the date Contractor receives said notice) to correct the acts or omissions so complained of.

               (c) For purposes of this Agreement, Contractor’s Engagement shall be deemed to have been terminated in the event of:

(i) the material reduction of Contractor’s title, authority, duties or responsibilities, or the assignment to Contractor of duties materially inconsistent with Contractor’s positions with the Company as stated in Section 1 hereof;

(ii) a reduction in the Base Salary of Contractor;

(iii) the Company’s failure to pay Contractor any amounts otherwise due hereunder or under any plan, policy, program, agreement, arrangement or other commitment of the Company if such failure is not cured by the Company within fifteen (15) days of notice of such failure; or

(iv) any other material breach by the Company of this Agreement.

                    (d) If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments and benefits which Contractor receives or is entitled to receive from the Company, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code (whether or not under an existing plan, arrangement or other agreement) (each such parachute payment, a “Parachute Payment”), and would result in the imposition on the Contractor of an excise tax under Section 4999 of the Internal Revenue Code, then, in addition to any other benefits to which the Contractor is entitled under this Agreement, the Contractor shall be paid by the Company an amount in cash equal to the sum of the excise taxes payable by the Contractor by reason of receiving Parachute Payments plus the amount necessary to put the Contractor in the same after-tax position (taking into account any and all applicable federal, state and local excise, income or other taxes at the highest possible applicable rates on such Parachute Payments (including without limitation any payments under this Section 4.1(d)) as if no excise taxes had been imposed with respect to Parachute Payments.

          4.2 By Contractor’s Death or Disability. This Agreement shall also be terminated upon the Contractor’s death and/or a finding of permanent physical or mental disability, such disability expected to result in death or to be of a continuous duration of no less than twelve (12) months, and the Contractor is unable to perform his usual and essential duties for the Company. In the event of termination by reason of Contractor’s death and/or permanent disability, Contractor or his executors, legal representatives or administrators, as applicable, shall be entitled to an amount equal to Contractor’s Base Salary accrued through the date of termination, plus a pro rata share of any annual bonus to which Contractor would otherwise be entitled for the year which death or permanent disability occurs.

          4.4 Voluntary Termination. Contractor may voluntarily terminate the Engagement Term upon sixty (60) days’ prior written notice for any reason; provided, however, that no further payments shall be due under this Agreement in that event except that Contractor shall be entitled to any benefits due under any compensation or benefit plan provided by the Company for Contractors or otherwise outside of this Agreement.

     5. General Provisions.

          5.1 Modification: No Waiver. No modification, amendment or discharge of this Agreement shall be valid unless the same is in writing and signed by all parties hereto. Failure of any party at any time to enforce any provisions of this Agreement or any rights or to exercise any elections hall in no way be considered to be a waiver of such provisions, rights or elections and shall in no way affect the validity of this Agreement. The exercise by any party of any of its rights or any of the elections under this Agreement shall not preclude or prejudice such party from exercising the same or any other right it may have under this Agreement irrespective of any previous action taken.

          5.2 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

          5.3 Notices. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	Tao Minerals Ltd.
Officina 624, Empresarial Mall Ventura, Cra. 32#1B
Sur 51, Medellin, Colombia
Attention: James Sikora

If to Contractor, to:	Julio De Leon
510 NW 159th Lane
Pembroke Pines, Fl. 33028

or to such other names or addresses as the Company or Contractor, as the case may be, shall designate by notice to each other in the manner specified in this Section.

          5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

          5.5 Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, then such illegal or unenforceable provision shall be modified by the proper court or arbitrator to the extent necessary and possible to make such provision enforceable, and such modified provision and all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provisions or portion thereof determined to be illegal or unenforceable and shall not be affected thereby.

          5.6 Successors and Assigns. Contractor may not assign this Agreement without the prior written consent of the Company. The Company may assign its rights without the written consent of the Contractor, so long as the Company or its assignee complies with the other material terms of this Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company, and the Contractor’s rights under this Agreement shall inure to the benefit of and be binding upon his heirs and executors.

          5.7 Entire Agreement. This Agreement supersedes all prior agreements and understandings between the parties, oral or written. No modification, termination or attempted waiver shall be valid unless in writing, signed by the party against whom such modification, termination or waiver is sought to be enforced.

          5.8 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile with original signatures to follow.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above.

TAO MINERALS LTD.

By:	/s/ James Sikora
James Sikora
Chief Contractor Officer

JULIO DE LEON

By:	/s/ Julie De Leon
Julio De Leon